EXHIBIT 15.1





Club  Corporation  International
Dallas,  Texas

Ladies  and  Gentlemen:

Re:    Registration  Statement  Nos.  33-89818,  33-96568  and  333-08041

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 10, 1997, except as to the eighth and ninth paragraphs of Note 1 which are as of January 16, 1998, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




                                   KPMG  Peat  Marwick  LLP



Dallas,  Texas
February  5,  1998